Exhibit 10.39

RETURN TO:

First American Title Ins. Co,
National Commercial Services
4211 West Boy Scoul Blvd, Suite 650
Tampa, FL 33607
NCS File No. 386539FDOT

LEASE AGREEMENT BETWEEEN

STATE OF FLORIDA, DEPARTMENT OF TRANSPORTATION AND

ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company

Financial Management No.	Contract No.	CSFA No.

STATE OF FLORIDA, DEPARTMENT OF TRANSPORTATION

LEASE AGREEMENT

This Lease Agreement (“Agreement”) is made effective as of March 29, 2018 (“Effective Date”), between the State of Florida, Department of Transportation (“Department”) and All Aboard Florida – Operations LLC, a Delaware limited liability company (“AAF” and collectively with the Department referred to as the “Parties”).

RECITALS

A.         Pursuant to Section 337.251, Florida Statutes (“F.S.”), the Department may lease to public agencies or private entities use of the Department’s property to further economic development and generate revenue for transportation.

B.          The Department advertised a Request for Proposals (“RFP”) on October 3, 2012 jointly with the Orlando-Orange County Expressway Authority (the “Authority”) in order to competitively procure a lease for the State Road 528 right-of-way owned by the Department and the Authority for the purposes of constructing and operating an intercity passenger rail service between Orlando and Miami.

C.          The sole proposal, which was submitted by AAF, was determined to be responsive to the RFP, and the Department is willing to lease to AAF portions of its right-of-way on State Road 528 described in this Agreement and for the purposes stated in this Agreement.

D.          The intercity passenger railroad service to be operated on such right-of-way by AAF, a railroad company, will be a common carrier service and system, open to the public for transportation-related purposes, shall be part of the public roadway to be used for transportation purposes and shall create a high speed rail system that fulfills an essential public purpose.

AGREEMENT

In consideration of the mutual covenants in this Agreement, the Parties agree that the foregoing recitals are true and correct and are incorporated as part of this Agreement, and the Patties further agree as follows:

1.          GRANT OF LEASE; DESCRIPTION OF PROPERTY. Upon the terms and conditions of this Agreement, the Department leases to AAF, and AAF leases from the Department, the right-of-way described in Exhibit “A” (the “Property”), attached to this Agreement. The description of the Property provided in Exhibit “A” is expected to provide AAF with sufficient property to construct, operate, and maintain those portions of the Project (as defined below) that are located within the Department owned right-of-way on State Road 528 from the west side of its intersection with State Road 520 in Orange County to the west side of US Highway 1 in Brevard County (which is approximately 15 miles). The Patties acknowledge that final design and construction of the Project may require adjustment of the description of the Property and agree to amend the description to reflect the actual portions of the Department right-of-way that are leased to AAF under this Agreement. Upon completion of construction of the Project and provision of the survey required under paragraph 8(r) of this Agreement, AAF and the Department shall amend Exhibit “A” to accurately describe the Property. This agreement to adjust the description of the Property is intended to provide a mechanism to allow for shifts in the Project alignment based on conditions on the ground as may be agreed to by the Department and AAF, but shall not be construed to conflict with the other terms of this Agreement.

2.          PRESENT CONDITION. AAF acknowledges that it is leasing the Property in “as-is” condition except as otherwise expressly set forth in this Agreement, without warranty of title (provided that, if requested by AAF in connection with a policy of leasehold title insurance to be obtained by AAF, the Department will execute and deliver a title affidavit in the form of Exhibit “D” to this Agreement). AAF has inspected the Property to the extent desired by AAF and is satisfied with the physical condition of the Property. The taking of possession by AAF is conclusive evidence of AAF’s acceptance of the condition of the Property, subject to the terms and conditions of this Section and this Agreement. Except as otherwise expressly set forth in this Agreement, the Department has not made and does not make any representations or warranties as to the physical condition or any matter or thing affecting or pertaining to the Property or its suitability for AAF’s intended use, and AAF expressly acknowledges and agrees to take the Property “AS IS.” It is understood and agreed that all understandings and discussions of the Parties concerning the lease of the Property are merged into this Agreement and that this Agreement is entered into after full investigation, with neither party relying upon any statements or representations of the other not embodied in this Agreement. AAF acknowledges that the Department has afforded and has agreed to continue to afford it the opportunity of a full and complete investigation, examination, and inspection of the Property and all matters and items related or connected to the Property. There are no express or implied warranties given by the Department to AAF in connection with the Property except as otherwise expressly set forth in this Agreement. AAF EXPRESSLY RELEASES THE DEPARTMENT FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO AAF RELATING TO THE CONDITION OF THE PROPERTY, SPECIFICALLY INCLUDING: LATENT AND PATENT CONDITIONS; ZONING; PERMITTING; SUBSOIL CONDITIONS; STORMWATER DRAINAGE CONDITIONS; THE EXISTENCE OR CONDITION OF ANY UTILITIES; AND ANY AND ALL OTHER MATIERS RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, WITH REGARD TO HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, AAF ONLY RELEASES THE DEPARTMENT FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO AAF RELATING TO THE RELEASE OF HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, ON OR FROM THE PROPERTY OR ANY ADJOINING LANDS NOT OWNED OR OCCUPIED BY THE DEPARTMENT FIRST OCCURRING AFTER THE EFFECTIVE DATE, EXCEPT TO THE EXTENT CAUSED BY OR THROUGH THE DEPARTMENT, ITS AGENTS, OR EMPLOYEES, WITH IT BEING UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE SPECIFICALLY STATED IN SECTION 22 OF THIS AGREEMENT, AAF IS NOT HEREBY ASSUMING ANY RESPONSIBILITY OR LIABILITY FOR THE PRESENCE OF ANY SUCH HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, EXISTING BEFORE THE EFFECTIVE DATE OR THE RELEASE THEREOF THAT IS NOT CAUSED BY AAF, ITS AGENTS, EMPLOYEES OR CONTRACTORS, WHETHER KNOWN OR UNKNOWN TO AAF. THE PROVISIONS OF THIS SECTION 2 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

3.          TERM. The term of this Agreement shall be for fifty (50) years, beginning on March 29, 2018 and ending on March 28, 2068 (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. Provided this Agreement is in full force and effect and provided that at the time of exercise AAF is using the Property for the Project (subject to Force Majeure Events, as hereinafter defined), AAF shall have the right to renew this Agreement for an additional term of forty-nine (49) years (the “Renewal Term”), under the same terms and conditions, by delivering a written notice of its intention to renew this Agreement to the Department no later than one hundred eighty (180) days before the end of the current term. The “Initial Term” and the “Renewal Term” (if any) are collectively referred to as the “Term” throughout this Agreement.

4.          USE OF THE PROPERTY; COVENANT OF QUIET POSSESSION. The Property shall be used for the public purpose of the construction, operation, and maintenance of intercity passenger rail service, initially contemplated between Orlando and Miami, and ancillary and incidental uses related thereto, as more fully described in Exhibit “B” (the “Project”) attached and incorporated in this Agreement, including without limitation the installation and maintenance of communications infrastructure and systems that are used in the operation of the Project and/or for the benefit of its crew and/or passengers, with it being understood and agreed that the passenger rail service may be expanded to other destinations beyond the current destinations during the Term of this Agreement (which understanding shall not be construed as obligating the Department to lease or otherwise provide AAF the right to use additional Department property). The right to conduct ancillary and incidental uses shall not be construed as authorizing AAF to install, operate, or maintain utilities or other infrastructure that AAF may lease or resell for the provision of services to third parties who are not Project passengers or AAF’s contractors/vendors engaged in the construction, operation, or maintenance of the Project, with it being understood and agreed that the tight to conduct ancillary and incidental uses shall authorize AAF to install, operate, or maintain utilities or other infrastructure that AAF may lease, resell or make available for the provision of services to Project passengers and/or AAF’s contractors/vendors engaged in the construction, operation, or maintenance of the Project. All other rights in and to the Property are retained by the Department. Any change in the use of the Property must receive prior written approval from the Department’s Secretary. AAF shall not use the Property to provide freight transportation services or for commuter rail service (which for the purposes of this Agreement shall mean passenger rail service between points within a single county). AAF shall not use the Property in any manner that would unreasonably obstruct or interfere with any transportation facilities existing as of the Effective Date unless the same is expressly permitted and described elsewhere in this Agreement, provided that the operation of the Project, including the operation of a passenger train service and its ancillary train noise and emissions, shall not be deemed to be an unreasonable obstruction or interference. AAF will not cause, will not allow those working through AAF to cause and will take reasonable steps to prevent third patties from causing, any nuisance activity of any nature on the Property, provided that any and all activities related to the use of the Property for the Project, including rail purposes and its ancillary train noise and emissions, shall not be deemed to be a nuisance. The Property shall not be used for the manufacture or storage of flammable, explosive or hazardous materials, with it being acknowledged that flammable, explosive or hazardous materials as would customarily be found in or on or used in the operation of passenger rail cars are permitted, so long as AAF complies with all state or federal laws or regulations regarding hazardous materials or substances that are applicable to the operation of a commercial enterprise such as the Project. AAF will not use or occupy said Property for any unlawful purpose and will, at AAF’s sole cost and expense, conform to and obey any applicable ordinances and/or rules, regulations, requirements, and orders of governmental authorities or agencies with jurisdiction over the use and occupation of the Property. AAF shall obtain, at AAF’s sole cost and expense, any and all permits or licenses required by applicable law to operate and maintain any facility constructed by or through AAF on the Property as part of the Project. The Department (at no cost to the Department) shall reasonably cooperate with AAF in connection with AAF obtaining all such permits and licenses. Further, for any such permits and licenses to be issued by or through the Department, the Department shall work in good faith to expedite the issuance thereof at no charge to AAF.

The Department further hereby covenants that, subject to the terms of this Agreement, AAF shall have peaceful and quiet enjoyment of the Property for the Project during the full Term and any renewals thereof, without interruption or interference by the Department or any person claiming by, through, or under the Department. AAF acknowledges and agrees that AAF’s exclusive right to possession of the Property during the Term of this Agreement will be subject to: (i) the Department’s access rights expressly provided for in this Agreement; (ii) the rights of third Parties under any permits for existing utilities as of the Effective Date and under any permits for utilities issued after the Effective Date, subject to the terms of Sections 5 and 15 hereof; (iii) any rights expressly reserved by the Department’s grantors in documents recorded in the Public Records of Brevard County or Orange County, Florida, or expressly reflected or indicated on the Department’s right of-way maps, as of the Effective Date; (iv) with respect to any portion of the Property in which fee title is held by the State of Florida Board of Trustees of the Internal Improvement Trust Fund (“TIIF”), any rights of TIIF, and any and all prior rights of the United States, and any and all prior rights granted by TIIF in documents recorded in the Public Records of Brevard County or Orange County, Florida, as of the Effective Date; and (v) the right and authority of any police, fire and emergency services and any other security or emergency personnel, including the armed forces, and any Governmental Authority with jurisdiction over the Property to access the Property as necessary for fire and rescue services, emergency management and homeland security purposes, including the prevention of, or response to, a public safety emergency. AAF shall cooperate with police, fire and emergency services and any other security or emergency personnel, including the armed forces, with respect to their exercise of emergency management and homeland security powers. Any entry by the Department or the State onto the Property required or permitted under this Agreement shall not constitute a reentry, trespass, or a breach of the covenant for quiet enjoyment contained in this Agreement.

Any construction of the Project shall be performed and arranged in a manner which will not unreasonably interfere with the Department’s use of the Property with respect to the convenient, safe, and continuous use, or the maintenance and improvement, of the public right-of-way located on or adjacent to the Property and in accordance with the terms of any special permits issued for construction and maintenance of the Project or other safety related matters.

5.          RESERVATION OF RIGHTS. The Department reserves for itself, the State, and all grantees, licensees, permittees, and others claiming by, through, or under the Department or the State, the right at all times during the Term of this Agreement to enter the Property at all reasonable times and upon reasonable prior notice in the following circumstances, subject to the specified conditions of this Agreement:

a.          AAF acknowledges that the Department will need access to and across the Property and over, across, or under the Project in order to perform maintenance on other Department facilities that may be located on, over, under, or adjacent to the Property.

b.          If an Event of Default by AAF then exists, the Department may enter the Property to perform any work necessary and take any reasonable actions to cure the applicable default in order to protect the interests of the Department under this Agreement or ensure the continued safety of the traveling public, including the remediation of any release of hazardous substances in violation of this Agreement.

c.          In the event of an actual or reported emergency, danger, or threat that is reasonably believed by the Department or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel to have caused (or to present the imminent potential to cause) injury to individuals, damage to property, or threat to the environment or to public safety, the Department or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel may enter the Property to take, at such times as the Department or other governmental entity determines necessary in its reasonable discretion and with such notice to AAF as is practicable under the circumstances, such actions as the Department or other governmental entity determines necessary to respond to or to rectify such emergency, danger, or threat.

d.          In the event of any circumstance or event affecting the Project that is not an actual or reported emergency, danger, or threat addressed by paragraph c. above, but is reasonably believed by the Department to have caused an impairment to the continuous safe operation of State Road 528 or any other Department owned facility as a public highway, and if the Department in its reasonable discretion determines that, following its written notice to AAF describing the circumstance or event with particularity, AAF is not taking the steps reasonably necessary to respond to or to rectify such circumstance or event within a reasonable time as is practicable under the circumstances, the Department may enter the Property to take, at such times as the Department determines necessary in its reasonable discretion, and with prior written notice to AAF, such actions as the Department determines may be necessary to respond to or to rectify such circumstance or event or to restore the safe operation of the affected transportation facility, with it being understood and agreed that the use of the Property for the Project in accordance with applicable law, including the operation of a passenger rail service and its ancillary train noise and emissions, shall not be deemed to cause an impairment to the continuous safe operation of State Road 528 or any other Department owned facility as a public highway.

e.          AAF acknowledges that the Department has issued permits for the installation and maintenance of utilities within the Property and, under current law, is required to continue to issue such permits in accordance with the Department’s rules. The Department, and the owners of any utilities existing as of the Effective Date, may install, permit, design, manage, maintain, inspect, repair and rehabilitate any of their existing utilities (whether provided by the Department, the State or third parties) in, on, under, across, over or through the Property (including water and sewer lines, power transmission lines, fiber optic cable, surveillance equipment and other communications), upon reasonable notice in compliance with the Department’s rules and in any manner that does not affect AAF’s use and operation of the Project in any material respect (with it being understood that it is material for AAF to be able to operate, maintain and improve the Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers). With regard to new permits for the installation and maintenance of utilities within the Property from and after the Effective Date, however, the Department reserves only the right to issue such permits in accordance with the Department’s rules for utilities that will cross the Property perpendicularly (i.e., from north to south) or diagonally and agrees that it shall not issue any such new utility permits or easements that would run longitudinally (i.e., from east to west) within the Property. Notwithstanding the foregoing, AAF shall have the right, but not the obligation, at all times during the Term of this Agreement, to install, design, manage, maintain, repair, and rehabilitate utilities or other services for its own account (and not for AAF to lease or resell for the provision of services to third parties who are not Project passengers or AAF’s contractors/vendors engaged in the construction, operation, or maintenance of the Project) to the extent that the said utilities or services are necessary or desirable for the Project.

f.           AAF shall allow the Department access to the Property as is reasonably necessary for the Department to take any reasonable actions required to be taken to address any release of hazardous substances that may have occurred prior to the Effective Date, including, but not limited to, sampling of soil and groundwater, monitoring well installations, soil excavation, and groundwater remediation.

g.          Upon reasonable prior notice, AAF shall allow the Department reasonable access to the Property for activities incidental to Department planning efforts, including surveying and conducting an environmental assessment.

h.          Upon reasonable prior notice, AAF shall allow the Department reasonable access to the Property to do any other act or thing the Department may be obligated to do, or have a right to do, pursuant to the terms of this Agreement.

The reservation of a right by the Department to enter upon the Property and perform any act shall not be deemed to: impose any obligation on the Department to do so; make the Department responsible to AAF or any third party for the failure to do so; or relieve AAF from any of its obligations under this Agreement.

The Department shall exercise its access rights under this Section in a reasonable manner so as to minimize interference with AAF’s use and enjoyment of the Property and safe and reliable operation of the Project. With regard thereto, any such access to the Property may be limited to specific times and will need to be coordinated with AAF following reasonable notice and shall be subject to AAF’s standards and requirements for entries onto railroad Property, which include, without limitation, the positioning of flag persons, and insurance requirements that are uniformly applicable to contractors performing work within the boundaries of the Project (which insurance requirement shall apply to the Department’s contractors, but shall not be construed to require the Department to purchase insurance in connection with any access that it may exercise through its employees in accordance with the provisions of this Agreement). With regard thereto, it is also acknowledged by the Department that access to the Property following the commencement of operations of the Project will need to be subject to rules and procedures in order to protect the safety of the public and prevent injury or loss to persons and property, including, without limitation, rules and regulations mandated by the Federal Railroad Administration (“FRA”) regarding access to rights of way used for railroad purposes. Without limitation of the foregoing, certain rules that shall govern access before, and after, the commencement of operation of the Project are set forth on Exhibit “C” hereto, as same may be modified from time to time (the “Rules”). The Department shall ensure that all access to the Property by or through the Department, its agents and/or employees shall conform to the Rules.

6.          AAF’S PROPERTY. During the Term of this Agreement, AAF shall own all facilities, utilities and improvements constructed on the Property as part of the Project (the “Rail Improvements”), with it being understood that such Rail Improvements owned by AAF shall exclude those improvements to Department transportation facilities (including, but not limited to, the reconstruction of any ramps) constructed by or through AAF that will form a portion of the State Highway System (as defined in Chapter 334, Florida Statutes) (“Road Improvements”). AAF agrees that all Rail Improvements (which shall include the access road constructed as part of the Project) constructed on the Property shall be at its risk only and that the Department shall not be liable for loss or damage to the Rail Improvements caused by the act of any person, except to the extent caused by an Event of Default by the Department (as hereinafter defined) or by a tortious act or omission of the Department, its agents, or its employees, but with respect to tort claims for loss or damage, only to the extent the Legislature has by law waived the Department’s sovereign immunity in tort under the Constitution and laws of the State of Florida. Likewise, the Department agrees that upon the earlier of (a) its acceptance of the Road Improvements or (b) the use of such Road Improvements by the public, all Road Improvements shall be at its risk only and that AAF shall not be liable for loss or damage to the Road Improvements caused by the act of any person, except to the extent caused by an Event of Default by AAF (as hereinafter defined) or by a tortious act or omission of AAF, its agents, or its employees.

Subject to the rights of any Leasehold Mortgagee (as hereinafter defined) under this Agreement, including the rights set forth in Sections 25 through 28, upon the termination or the expiration of this Agreement, AAF may, within 180 days after termination or expiration of this Agreement, with no obligation to do so, remove all Rail Improvements constructed as part of the Project at no cost to the Department. AAF may also remove any and all moveable trade fixtures and equipment (specifically including, without limitation, the rolling stock, wayside signals and communications equipment used in the operation of the Project) at no cost to the Department. If AAF removes any Rail Improvements it shall remove all the Rail Improvements and shall then restore the Property where such improvements have been removed to the condition that existed as of the Effective Date (by, for example, removing embankments, track structures and associated improvements and restoring existing topography, re-grading and seeding the areas where improvements were removed and where grass had previously existed) within 365 days after the termination or expiration of this Agreement. The Department shall provide AAF with reasonable access to the Property for AAF to complete actions permitted and/or required by this paragraph. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Agreement until completion of such removal and restoration. If AAF elects to not remove all the Rail Improvements, as evidenced by its failure to begin removing Rail Improvements within one hundred eighty (180) days after the termination or expiration of this Agreement, all Rail Improvements and any other AAF property then remaining on the Property shall be deemed to have been abandoned by AAF, and may be retained or disposed of by the Department, in its sole discretion, in accordance with applicable law, in which event Department and AAF shall have no further liability to each other on account thereof. If AAF removes all the Rail Improvements as provided in this paragraph, any other AAF property remaining on the Property on the date that is 365 days after the termination or expiration of this Agreement shall be deemed to have been abandoned by AAF, and may be retained or disposed of by the Department, in its sole discretion, in accordance with applicable law, in which event Department and AAF shall have no further liability to each other on account thereof.

7.          RENT. AAF shall pay annual rent for the Property in the amount of Two Hundred Seventy Five Thousand and 00/100Dollars ($275,000.00), as adjusted from year to year as provided below (“Rent”), payable in the following monthly installments on or before the tenth (10th) day of each month, without offset, counterclaim, or deduction except as otherwise expressly set forth in this Agreement:

(a)         Commencing on the Effective Date and continuing until the third anniversary of the Effective Date, AAF shall pay the Department $68,750.00 per year, payable in equal monthly installments of $5,729.17.

(b)         Commencing on the third anniversary of the Effective Date and continuing until the tenth anniversary of the Effective Date, AAF shall pay the Department $137,500.00 per year, payable in equal monthly installments of $11,458.34.

(c)         Commencing on the tenth anniversary of the Effective Date and continuing until the end of the Term, AAF shall pay the Department the full annual rent of $275,000.00 per year, as adjusted from year to year as provided below, payable in equal monthly installments.

(d)         Commencing on the twentieth anniversary of the Effective Date and continuing thereafter through the thirtieth anniversary of the Effective Date, AAF shall pay such additional amount, in equal monthly installments, as is required to fully amortize and pay the difference between the Rent for the first ten years of the Term (without any interest) and the amounts paid to the Department pursuant to paragraphs (a) and (b) of this section.

All Rent payments shall be made at the Department’s address set forth in Section 32.o or such other address as designated by the Department by written notice to AAF. If the Effective Date should be a date other than the first day of a calendar month, then the first installment of Rent for that month shall be prorated by multiplying the monthly installment of Rent for that month by a fraction, the numerator of which is the number of days from the Effective Date through the final day of that month and the denominator of which is the total number of days in the calendar month in which the Effective Date occurs.

The Rent shall be adjusted on each annual anniversary of the Effective Date during the Term by multiplying the Rent then being paid by a fraction, the numerator of which shall be the Consumer Price Index- U.S. City average for urban wage earners and clerical workers all items (1982-84 equals 100) (“CPI”) for the third month preceding the month of adjustment, and the denominator of which shall be the CPI for the fifteenth month preceding the month of adjustment. Should the CPI become unavailable, a reasonable substitute prepared by the U.S. Department of Labor or other source, as reasonably designated by the Department, shall be used. In no event shall this CPI adjustment result in the Rent being increased by more than two (2%) percent of the Rent paid for the immediately prior year. In addition, if for any year the CPI adjustment results in a decrease in Rent, in no event shall Rent be less than $275,000.00 in any year (with it being understood and agreed that lower payments shall be made on account of Rent pursuant to subsections (a) and (b) hereof, subject to the terms of subsection (d) hereof).

8.          IMPROVEMENTS. As proposed by AAF, the ultimate design of the Project may include Road Improvements. All Road Improvements included as part of the Project shall be performed in accordance with the technical specifications for the materials to be furnished and work to be performed contained in the Department Standard Specifications for Road and Bridge Construction located   at the Department’s website (see, http://www.dot.state.fl.us/speciticationsoffice/Implemented/SpecBooks/2013/Files/2013eBook.pdf (“Road and Bridge Standards”) and the standard Design-Build Guidelines located at the Department’s website at http://www.dot.state.fl.us/construction/DesignBuild/DBRules/DesignBuildGuidelines.pdf (“Design-Build Guidelines”) that are currently in force at the time the improvements are designed and permitted for construction. The design and construction of any Road Improvements shall only be undertaken by professional consultants and contractors that are prequalified by the Department in accordance with the provisions of Chapter 337, Florida Statutes, and Department rules adopted thereunder. AAF shall, at its expense, retain a consulting engineering firm prequalified by the Department to provide Construction Engineering and Inspection services (as defined in Chapter 337, Florida Statutes) to the Department for all Road Improvements constructed by AAF or its contractor. All required warranties for work performed on the State Highway System shall be assignable by AAF and assigned by AAF to the Department. No at grade crossings of the State Highway System or other Department-owned public road will be permitted on the Property.

The Project also includes Rail Improvements. All Rail Improvements shall be constructed in accordance with FRA requirements and standards and other applicable law, rules) or regulations. Before commencing construction of Rail Improvements on a particular portion of the Property, AAF shall provide the Department with copies of construction plans for the Rail Improvements to be constructed on the particular portion of the Property, including plans for communications systems and any maintenance of traffic on existing transportation facilities that will be required for the construction depicted in the plans (no lane closures will be permitted during any holiday period for which the Department generally suspends work by contractors on the State Highway System). The Department may, but shall be not obligated to, review the plans for the purpose of determining compliance with the provisions of this Agreement. If the Department reasonably determines that any portion of the Rail Improvements depicted in the plans conflicts with the obligations of AAF under this Agreement, the Department will notify AAF of its determination within twenty-one (21) business days of its receipt of the plans. Any such notice by the Department shall specifically identify the portion of the Rail Improvements that conflicts with the obligations of AAF under this Agreement and shall particularly describe the nature of the conflict. Upon receipt of such notice, AAF shall cooperate with the Department to resolve the identified conflict.

AAF is authorized to construct the Rail Improvements as described in the construction plans submitted and reviewed by the Department as described above (or submitted and not reviewed by the Department as provided above), and in any other document incorporated by reference into such construction plans (the “Plans”). Rail Improvements will be constructed consistent with Federal Railroad Administration (FRA) regulations and American Railway Engineering and Maintenance of Way Association (AREMA) standards, and, at a minimum, to FRA Class 6 (110 miles per hour operating speed). Further, AAF is authorized to construct the Road Improvements as described in the construction plans submitted and reviewed by the Department pursuant to the Road and Bridge Standards and the Design-Build Guidelines on account of which a permit or authorization to proceed is issued (the “Permit”). At its option, AAF may submit interim or progress plans for the Road Improvements and/or Rail Improvements for review by the Department as provided for herein.

Each party commits that if the other party is not promptly responding to any request under this Section 8, or if a dispute should arise under this Agreement with respect to the Plans, the Permit or any other issue relating to AAF’s design, permitting or construction of the Project, the day-to-day lead person for AAF and the Department shall, at the written request of either party, endeavor to resolve the issue or dispute by good faith negotiations. If the Parties are unable to resolve their dispute within ten (10) days (the “Dispute Negotiation Period”), then AAF and the Department shall, at the written request of either party, require that the matter be reviewed by a senior level executive of each party (in the case of AAF, by a Senior Vice President or higher, and in case of the Department, by the Assistant Secretary for Engineering and Operations or higher). If these senior officers are unable to resolve the matter within ten (10) business days after the Dispute Negotiation Period (the “Senior Level Review Period”), then AAF and the Department shall, at the written request of either party, attempt to mediate their dispute for a period of thirty (30) days following the end of the Senior Level Review Period (the “Mediation Period”), using a third party mediator who is neutral and independent of the Parties to this Agreement (the “Mediator”), such Mediator to be jointly selected by AAF and the Department within seven (7) business days after the end of the Senior Level Review Period. If the Patties cannot agree on the Mediator within such time period, then within five (5) days thereafter, each party shall select an independent mediator, and those two mediators shall (within five (5) days) select the Mediator. Such mediation shall be conducted in Leon County, Florida. No information exchanged in such mediation shall be discoverable or admissible in any litigation involving the Parties. Neither Patty is bound by the result of the mediation process set forth in this paragraph, but such mediation process shall be a condition to either of the Parties filing a lawsuit or an administrative proceeding relating to a dispute with respect to the Plans, the Permit or any other issue relating to AAF’s design, permitting or construction of the Project.

The construction of the Rail Improvements shall be completed in accordance with the Plans and the construction of the Road Improvements shall be completed in accordance with the Permit. Further, the construction of the Project as a whole shall proceed under the following terms and conditions:

a.          Construction is expected to commence on or before April 1, 2018 (“Commencement Date”) and is projected to be substantially complete on or before May 1, 2021 (“Completion Date”). The actual schedule for construction shall be determined solely by AAF. However, and in any event, should intercity passenger rail service not commence within ten (10) years from the Effective Date of this Agreement (subject to extension for Force Majeure Events), the Department as its sole and exclusive remedy may unilaterally terminate this Agreement as provided below. Additionally, should AAF abandon the Project for a period longer than three (3) consecutive years (subject to extension for Force Majeure Events), the Department as its sole and exclusive remedy may unilaterally terminate this Agreement as provided below.

The Department shall have the authority to temporarily suspend construction work by AAF, wholly or in part, for such period or periods as may be necessary as a result of extreme adverse weather conditions such as flooding, catastrophic occurrences that constitute an unreasonable imposition on the public health, safety or welfare, or upon the issuance of a Governor’s Declaration of a State of Emergency. Such suspensions will be in writing and give detailed reasons for the suspension and shall be for the shortest possible time period. Whenever the Department suspends work, AAF shall be granted additional days equal to the number of days of suspension to extend the ten-year period referenced above. During any period of suspension, AAF shall remove construction equipment and materials from the clear zone, except those required for the safety of the traveling public.

b.          Prior to commencing physical construction on the Project within the Property, AAF (or its contractor) shall obtain (i) a payment and performance bond in an amount not less than the cost of construction of the Road Improvements, written by a surety authorized to do business in the State of Florida, with the Department as an obligee thereunder, which shall be conditioned upon the prompt payment of all persons furnishing labor, material, equipment, and supplies for the construction of the improvements. Said bond shall be in a form which is reasonably acceptable to the Department and (ii) a performance bond in an amount not less than $ 50,000,000.00 written by a surety authorized to do business in the State of Florida, with the Department as an obligee thereunder, which shall be conditioned upon either (A) the completion of the Rail Improvements or (B) the removal of the Rail Improvements. Said bond shall be in a form which is reasonably acceptable to the Department. AAF will also have the option of providing the Department with a different instrument to provide the security described in clause (ii) hereof, such as a letter of credit and/or a guaranty, subject to the Department’s review and approval thereof, which approval shall not be unreasonably withheld.

c.          AAF and AAF’s contractor shall perform the construction of the improvements for the Project using such means and methodology as will not, except as specifically authorized by the Department in writing, interfere with the safe and efficient operation of State Road 528 and other transportation facilities located on or abutting the Property. It is understood, however, that lane closures will be permitted as specifically authorized by the Department in writing or as included in the traffic plans approved by the Department as part of the Plans and/or Permit pursuant to this Section 8.

d.          Prior to commencing construction of the Project, AAF shall provide to the Department a certification from AAF’s contractor, in a form reasonably acceptable to the Department, verifying that the contractor will not, in any manner in violation of applicable laws and ordinances, use asbestos-containing building materials in the construction of the Project or lead-containing products in pipes or materials in construction of the Project.

e.          All permits and licenses for construction of the Project shall be obtained by AAF (or its agents or contractors) at AAF’s sole cost and expense from all entities having jurisdiction, including, but not limited to, the following, if and as applicable: Federal Aviation Administration, Federal Highway Administration, FRA, United States Army Corps of Engineers, and the Florida Department of Environmental Protection. The Department (at no cost to the Department) shall reasonably cooperate with AAF in connection with AAF obtaining all such permits and licenses. Further, for any such construction permits and licenses to be issued by or through the Department, the Department shall work in good faith to expedite the issuance thereof at no charge to AAF. AAF shall require all contractors and subcontractors to have all required licenses and certifications. All work performed on the Property shall conform to all applicable federal, state, and local regulations. AAF shall abide by all applicable local development and building codes and regulations and shall provide the necessary studies or data required thereby and shall comply with any applicable provisions of the National Environmental Policy Act. If requested by the Department, AAF shall provide copies of all permits and reasonable evidence of compliance with applicable local development and building codes and regulations at the time it provides the Department with Project plans for review.

f.           The Department shall have the right to make such inspections of the Rail Improvements as it reasonably deems necessary to make sure that all construction is proceeding in accordance with all other terms and conditions of this Agreement, provided that (i) any such inspections shall be conducted in a manner so as to not unreasonably interfere with AAF’s construction work and (ii) where reasonable under the circumstances, the Department shall provide AAF with written notice prior to any such requested inspection. In the event that the Department’s inspector determines that the construction is not proceeding as required by the Plans or that the public health, safety, or welfare is being compromised by the construction in a manner in violation of applicable law, the Department shall notify AAF in writing, setting forth in reasonable detail the issue(s) identified by the inspector. The Parties shall meet within seven (7) business days after AAF’s receipt of the notice in order to discuss the issue(s) and determine a mutually satisfactory resolution, failing which the Parties shall proceed pursuant to the dispute resolution procedure set forth above in this Section 8.

g.          AAF shall provide the Department no less than thirty (30) days advance written notice before commencing construction of the Project. Within such thirty (30) day period, the Department shall remove any equipment (including but not limited to road construction and maintenance equipment) located on the Property.

h.          Significant revisions in the design or construction of the Project that deviate from the Plans or the Permit must receive prior written approval from the Department’s Secretary.

i.           All construction of the Project shall be performed in a good and workmanlike manner at no cost or expense to the Department.

j.           The Department shall not be required to perform any construction work to prepare the property for construction, operation, or maintenance of the Project, but the Department shall ensure that access is granted to AAF as needed for the construction, operation, or maintenance of the Project pursuant to the Plans and the Permit.

k.          With respect to the design of the Rail Improvements, prior to the completion of the Plans, the Department reserves the right to request adjustments to structures or improvements as the Department reasonably deems necessary for the protection of public health, safety, or welfare, or as may be required by a State or Federal agency with jurisdiction over the property or the Project, by written notice to AAF setting forth in reasonable detail the adjustments being requested. The Parties shall meet within ten (10) business days after AAF’s receipt of the notice in order to discuss the requested adjustments and determine a mutually satisfactory resolution, failing which the Patties shall proceed pursuant to the dispute resolution procedure set forth above in this Section 8. Additionally, the Department reserves the right to maintain, expand, or otherwise modify any transportation facility by either going over or under AAF’s infrastructure so long as the Department does not affect AAF’s use and operation of the Project in any material respect (with it being understood that it is material for AAF to be able to operate, maintain and improve the Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers).

l.           Except in the case of an emergency (and then only to the extent necessary to avoid injury or death to individuals or damage to property) and except for limited access necessary for AAF’s performance of its obligations hereunder or its compliance with applicable laws that does not interfere with the Department’s use or operation of such other properties in any material respect, AAF shall not enter upon any property of the Department or the State adjacent to) above or under the Property, in connection with the Project without the prior approval of the Department or the State, other than property that is open to the public. Except as otherwise authorized by the Department in writing, neither AAF nor AAF’s contractor is authorized to engage in any construction activities, temporary or permanent, on the Department’s property other than the property. The Department shall grant AAF temporary access to the Department’s property that are not part of the property when necessary for construction of the Project. Such access shall be conditioned upon AAF’s obligation to protect and restore any such other Department property and facilities located thereon, AAF’s compliance with the Plans and Permit, including the maintenance and traffic plans made a part thereof, and such reasonable restrictions as the Department may impose to protect the safety of the traveling public.

m.          AAF shall be liable for all damage to Property, real or personal, of third parties to the extent caused by AAF or AAF’s contractor in the completion of the Project, except to the extent caused by the Department, its agents, or employees.

n.          AAF’s storage of materials on the Property shall be confined to areas authorized by the Department in writing or as shown in the Plans. Temporary buildings may be constructed by AAF only with prior approval of the Department in writing or as shown in the Plans and/or Permit, and AAF shall bear all costs associated with constructing and removing such temporary buildings. Where materials are transported to a job site, vehicles shall not be loaded beyond the loading capacity prescribed by any applicable federal, state, or local law or regulation. When it is necessary to cross curbing or sidewalks, protection against damage shall be provided by AAF, at no cost to the Department. AAF shall repair any damage to roads, curbing and sidewalks caused by AAF or AAF’s contractor, at no cost to the Department. AAF shall not store any materials on the Property other than those materials required to construct and/or operate the Project. AAF shall be responsible for any such materials stored at a job site related exclusively to the Project and the Department shall not be obligated to replace any such Project-related materials lost, damaged, or destroyed at its expense, except to the extent caused by the Department, its agents, or employees and permitted by law. AAF shall be responsible for clearing from each job site all unreasonable waste materials and rubbish generated by AAF in constructing the Project. Each job site shall at all times be kept free from an unreasonable accumulation of waste material or rubbish (with it being understood that during the construction of the Project the Property shall be a construction site that will be managed by AAF in accordance with reasonable industry standards).

o.          AAF shall arrange its work for the Project and dispose of its materials so as not to unreasonably interfere with the operations of other contractors engaged in work adjacent to the Property being performed by the Department or its contractors and to cooperate with the Department and such other contractors in a reasonable manner in order to endeavor to perform its work in the proper sequence in relation to that of such other contractors about which AAF has been provided advance written notice, all as may be reasonably directed by the Department. AAF will be liable to the extent damage is done by AAF, its contractors, subcontractors, or agents to work adjacent to the property being performed by the Department or its contractors. The Department shall include provisions substantially similar to these in this Section 8.o in any contracts procured by the Department after the Effective Date for work to be performed in the vicinity of the Project for the benefit and protection of AAF such that each such Department contractor shall likewise cooperate with AAF and shall likewise be liable to the extent any damage is done by itself, its subcontractors and/or agents to work at or about the Property for the Project.

p.          AAF shall protect all existing structures on the Department’s right-of-way during construction. AAF shall maintain its work in such condition that adequate drainage will exist at all times. The construction of the Project shall not temporarily or permanently cause a material adverse effect to existing functioning storm sewers, gutters, ditches, and other run-off facilities. Any fire hydrants on or adjacent to the Department’s right-of- way shall be kept accessible at all times and no material or obstruction shall be placed within fifteen (15) feet of any such fire hydrant. Heavy equipment shall not be operated close enough to pipe headwalls or other structures to cause damage or displacement.

q.          Any and all telecommunication installations shall be consistent with and coordinated with the Department’s overall plans for placement of telecommunications facilities in the Department’s right-of-way in that area pursuant to the plan review process described in Section 8. AAF may not install any independent telecommunication facilities except those specifically used for the operation of the Project or as permitted herein for concession agreements for various services to be provided as part of the Project, including without limitation, food and beverages and continuous Wi-Fi and cellular access for the benefit of AAF’s crew, Project passengers and AAF’s contractors/vendors engaged in the construction, operation, or maintenance of the Project. After completion of construction, AAF shall have the obligation to specifically call to the attention of the Department any plans by AAF for the installation of telecommunications facilities that were not reflected in the Plans. It is AAF’s intention to place the installation of any such facilities in the construction plans submitted for general review by the Department pursuant to Section 8.

r.           Upon completion of construction of the Project, AAF shall file with the Department a set of the original drawings, tracings, plans, maps, and as-built boundary surveys including legal descriptions, along with an as-built set of full-size prints for all structural elements of the Project. The survey work shall meet or exceed the minimum technical standards for Land Surveyors as set forth in Rule Chapter 5J-17, F.A.C. (2012), pursuant to Section 472.027, F.S. In addition, the as-built plans shall include the identification of all equipment, and interconnection of major equipment components, that were installed upon the Property by or through AAF. AAF’s Engineer of Record (“EOR”) shall signify, by affixing an endorsement (seal/signature, as appropriate) on every sheet of the as-built set, that the work shown on the endorsed sheets was produced by or under the direction of the EOR. With the tracings and the as-built set of prints, the EOR shall submit a final set of design computations. The computations shall be bound in an 8.5” x 11” format and shall be endorsed (seal/signature, as appropriate) by the EOR. The EOR shall also submit the as-built drawings to the Department in Auto CADD files, using a format and layering system reasonably acceptable to the Department.

s.             Notwithstanding any provision in this Agreement, the Road and Bridge Standards, or the Design-Build Guidelines to the contrary, without the consent of the owner of any existing utilities installed in, on, or under the Property as of the Effective Date of this Agreement pursuant to permits or other authorization issued by the Department, construction of the Project shall not interfere with such utilities and no approval of the Plans by the Department or failure of the Department to review the Plans shall relieve AAF of such responsibility.

9.              OPERATION. AAF shall operate the Project constructed on the Property in a safe and reliable manner, in compliance with the terms of this Agreement, and all applicable federal, state, and local governmental laws and regulations. If at any time the Department has reason to believe that AAF is not operating the Project in accordance with the requirements of this paragraph, then the Department shall provide written notice to AAF and an opportunity to address and/or cure a failure to comply with the terms of this Agreement or any applicable federal, state, and local governmental laws and regulations within thirty (30) calendar days from its receipt of such notice. If AAF fails to cure any such failure within such thirty (30) days, or fails to commence and pursue the cure of any such failure that cannot be cured within such thirty (30) days, then the Department shall provide written notice to AAF as provided below for notice upon the occurrence of an Event of Default.

10.            MAINTENANCE. AAF shall perform such activities as are set forth in AAF’s maintenance management plan. Rail Improvements shall be maintained by AAF in a manner consistent with FRA regulations applicable to FRA Class 6 and AREMA standards. AAF shall also otherwise generally keep and maintain the Property, the portions of the Project located on the Property, and any other structure erected on the Property by AAF, in good working order and safe condition and repair at AAF’s own expense during the Term of this Agreement, and shall keep the Property free and clear of the overgrowth of grass, weeds, brush, and debris of any kind, so as to prevent the same becoming dangerous, inflammable, or objectionable. Maintenance shall be accomplished in a manner so as to cause no unreasonable interference with the use of the Property. The Department shall have no duty to inspect or maintain any of the land, buildings, or other structures, if any, during the Term of this Agreement; however, the Department shall have the right, upon no less than two (2) business days’ written notice to AAF, at the Department’s sole expense, to enter the Property for purposes of inspection, including conducting an environmental assessment if the Department has reason to believe that a legal violation exists on the Property. Such assessment may include but would not be limited to: surveying, sampling of building materials, soil and groundwater, monitoring well installations, soil excavation, groundwater remediation, emergency asbestos abatement, operation and maintenance inspections, and any other action which might be required by applicable law or commercially reasonable industry practice. The Department’s right of entry shall not obligate inspection of the Property by the Department, nor shall it relieve AAF of its duty to maintain the Property. Any such inspection by the Department shall not affect AAF’s use and operation of the Project in any material respect (with it being understood that it is material for AAF to be able to operate, maintain and improve the Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers). If proper maintenance has not been performed by AAF and AAF does not cure the failure within thirty (30) days of the date of its receipt of notice from the Department, then the Department may perform or have others perform such maintenance and charge the reasonable and necessary cost of such maintenance to AAF, with it being understood and agreed that the use of the Property for rail purposes (including without limitation train emissions) in accordance with applicable laws shall not require remedial action. Upon notice from the Department to AAF of such charges incurred by the Department for the performance of maintenance pursuant to this section, such charges shall become due and payable within thirty (30) days.

Notwithstanding the foregoing, it is understood and agreed that, upon the earlier of (a) its acceptance of the Road Improvements or (b) the use of such Road Improvements by the public, the Road Improvements will thereafter form part of the State Highway System and shall be owned and maintained by the Department in accordance with its standard highway maintenance program and AAF shall have no maintenance responsibility with regard thereto (which shall not be construed to relieve AAF of liability for damage to the Road Improvements to the extent caused by a willful, wanton, or negligent act or omission of AAF, its agents, employees, or contractors).

11.          RELOCATION RESPONSIBILITIES. AAF shall design and construct the Project on the Property in a manner that minimizes the potential for conflict with the Department’s plans for the expansion, during the Term of this Agreement, of State Road 528, Interstate 95, and any other Department owned facility adjoining or crossing the Property, to the extent such plans are made known to AAF in writing prior to the Effective Date. The Department acknowledges that the Project will represent a substantial capital investment by AAF and that relocation of the Project after construction will, in certain areas, be difficult or impracticable. The Department also acknowledges that the Project represents a substantial public-private transportation opportunity for the State of Florida. To induce AAF to construct and operate the Project, the Department agrees that the Department and all persons claiming by or through the Department, including those with agreements, contracts and/or permits with the Department, will, at no cost to AAF, accomplish future expansion, improvement, or alteration of State Road 528, Interstate 95, and any other Department owned facility adjoining or crossing the Property in a manner that does not require relocation of the Project.

12.          INDEMNIFICATION.

(a)          Third Party Claims:

Subject to the terms and conditions of this Section 12, AAF shall defend, indemnify, save and hold harmless the Department and all of its officers, agents and employees, from any and all third-party claims resulting in actual losses, damages, costs, claims, demands, suits, judgments, fines, penalties, and reasonable attorneys’ fees (including appellate and regulatory attorney’s fees) of any kind or nature, to the extent arising directly out of any act, error, omission, or negligence by or through AAF or its employees, agents, contractors, or subcontractors, made in connection with AAF’s use of the Property, or any part thereof, for AAF’s construction, operation, or maintenance of the Project (a “Claim” and collectively “Claims”); provided, however, that AAF will not be liable under this subsection (a) for any Claim to the extent arising out of any act, error, omission, or negligence by or through others, including, without limitation, the Department, or any of the Department’s officers, agents, employees, or contractors. AAF’s above obligation shall be triggered by the Department’s written notice and tender of a Claim for defense and indemnification to AAF that is covered by this subsection (a), For Claims covered by this subsection (a), AAF shall provide counsel reasonably acceptable to the Department and pay all reasonable attorneys’ fees and other litigation costs incurred to fulfill AAF’s defense and indemnification obligations under this subsection (a). Within thirty (30) days after receiving written notice of a Claim covered by this subsection (a), AAF shall send written notice to the Department setting forth a statement of known facts pertaining thereto. AAF shall promptly send the Department a copy of any summons, suit, or subpoena served upon or received by AAF or any of its agents, employees, or representatives, which asserts a claim or cause of action based upon any act, error, omission, or negligence of AAF or its employees, agents, contractors, or subcontractors in connection with AAF’s use of the Property, or any part thereof, for AAF’s construction, operation, or maintenance of the Project. If the Department receives notice of a Claim for damages that may have arisen as a result of an act, error, omission, or negligence of AAF or its employees, agents, contractors, or subcontractors, the Department will promptly forward the Claim to AAF. The Department’s failure to promptly notify AAF of a Claim will not act as or constitute a waiver of any rights of the Department under this Agreement, except to the extent that AAF is prejudiced as a result of such failure. Notwithstanding the foregoing, or anything to the contrary in this Agreement, in no event shall the requirements of this subsection (a) be construed to provide an independent legal basis to hold AAF or the Department liable to any other person or entity for any damages, whether direct, indirect, punitive, special or consequential damages (including, but not limited to, loss of profits, interest, earnings or use) and whether arising in contract, tort or otherwise. Nothing in this subsection (a) shall be construed as a waiver or attempted waiver by the Department of its sovereign immunity in tort under the Constitution and the laws of the State of Florida.

For the avoidance of doubt, the indemnification provided in this subsection (a) does not include or extend to economic loss unrelated to property damage, personal injury or bodily injury, or Claims, in inverse condemnation or otherwise, brought against the Department simply by virtue of the existence of this Agreement or AAF’s occupancy of the Property, or any part thereof, for the Project as permitted by, and in accordance with, the terms of this Agreement. For example purposes only, and not as a means of limitation, a claim for damages predicated on an allegation that the Department lacks sufficient legal title to a particular portion of the Property to allow it to convey a leasehold interest therein to AAF would not be covered by the indemnification provided in this subsection (a).

(b)          Damage to Department Facilities

AAF shall also indemnify and hold harmless the Department from any other actual losses or damages of any kind or nature to State Road 528 or any other Department owned facility or property, to the extent arising directly out of any act, error, omission, or negligence by or through AAF or its employees, agents, contractors, or subcontractors, made in connection with AAF’s use of the Property, or any part thereof, for AAF’s construction, operation, or maintenance of the Project; provided, however, that AAF will not be liable under this subsection (b) for any losses or damages to the extent arising out of any act, error, omission, or negligence by or through others, including, without limitation, the Department, or any of the Department’s officers, agents, employees, or contractors.

(c)           Survival.

This Section 12 shall remain in full force and effect in accordance with its terms and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or by the expiration, termination, or rescission of this Agreement by any Party.

13.           INSURANCE. The following insurance is required under this Agreement:

a.    On the Effective Date, AAF shall obtain and maintain, at its sole cost and expense, liability insurance covering the Department as an additional insured against loss or liability in connection with bodily injury, personal injury, death, or property damage or destruction occurring on or about the Property to the extent caused by AAF’s construction, operation, or maintenance of the Project, under one or more policies. The liability coverage shall extend coverage to the Department for third party bodily injury, personal injury, and property damage for which AAF is liable under this Agreement. Each policy shall be written on an occurrence basis (except for any required professional liability insurance policies, which shall be written on a claims- made basis). The insurance coverage shall be in an initial amount of not less than TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) combined single limit for bodily injury, personal injury and property damage per occurrence, which may be provided by a combination of primary and excess/umbrella coverage. Prior to commencing physical construction of the Project within the Property, the coverage amount shall be increased to a limit of not less than Two Hundred Million and No/100 Dollars ($200,000,000.00) combined single limit for bodily injury, personal injury and property damage per occurrence, which limit may be provided by a combination of primary and excess/umbrella coverage. The policy or policies under which such coverage is provided may include a deductible or self-insured retention not in cumulative excess of Ten Million and No/100 Dollars ($10,000,000.00), on the condition that:
(i)  each insurance policy explicitly provides that the obligations of the policy issuer(s) to the Department as an additional insured shall not be diminished in any way by AAF’s failure to pay its deductible or self-insured retention obligation for any reason;
(ii)  AAF provides information to the Department that demonstrates to the Department’s reasonable satisfaction that the self-insurance arrangements adequately protect the Department against liability for bodily injury, personal injury, death and property damage. For example purposes only and not as a means of limitation, an adequate, segregated self-insurance retention fund to cover the deductible or self-insured retention amount will be deemed to satisfy the requirements of this subsection (ii); and
(iii)  AAF promptly pays any and all amounts due under such deductible or self- insured retention in lieu of insurance proceeds which would have been payable if the insurance policies had not included a deductible or self-insured retention amount.

As used in this Agreement, “self insurance” shall mean that AAF is itself acting as if though it were the insurance company providing the insurance required under the provisions of this Agreement.

AAF shall furnish evidence of insurance reasonably acceptable to the Department before the Effective Date and before commencing physical construction of the Project within the Property and shall provide the Department with evidence of renewal or replacement insurance at least thirty (30) days prior to the expiration or termination of such insurance.

b.
Prior to commencing physical construction of the Project within the Property, AAF shall provide evidence, in a policy reasonably acceptable to the Department, of professional liability insurance in a minimum amount of Two Million Dollars ($2,000,000.00) for any engineering, architectural, or land surveying work required in constructing the Project on the Property, procured and maintained by those third parties performing such work for or on behalf of AAF. AAF shall provide evidence of such required professional liability insurance coverage at all times during construction of the Project on the Property, with tail coverage for at least three (3) years after completion of construction, AAF shall furnish evidence of such insurance reasonably acceptable to the Department before commencing physical construction of the Project within the Property and shall provide the Department with renewal or replacement evidence of insurance at least thirty (30) days prior to the expiration or termination of such insurance.

c.
Prior to commencing physical construction of the Project within the Property, AAF shall provide evidence of worker’s compensation insurance in the amount required by law and employer’s liability coverage of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence, covering all persons employed by AAF in connection with AAF’s operations.

d.
Prior to commencement of any physical construction of the Project within the Property, AAF shall provide evidence of builders’ risk insurance in the amount of the construction cost of the Rail Improvements.

e.
Upon completion of construction of the Project and prior to commencing operations of the Project within the Property, AAF shall provide evidence of extended or broad form coverage property insurance covering the Rail Improvements, with coverage sufficient to cover the probable maximum loss of such Rail Improvements and alterations made by AAF pursuant to the terms hereof, which shall include coverage for damage by fire and lightning, theft, vandalism and malicious mischief, or the ISO Causes of Loss - Special Form, as well as flood insurance.

All insurance policies required to be carried by AAF as provided in this Section shall be issued by insurance companies authorized by subsisting certificates of authority issued to the companies by the Department of Insurance of the State of Florida or an eligible surplus lines insurer under Section 626.918, F.S., or with respect only to Workers’ Compensation Insurance, authorized as a group self-insurer pursuant to Section 440.572 F.S. which has been in continuous operation in the State of Florida for five (5) years or more or authorized as a commercial self-insurance fund pursuant to Section 624.462, F.S. which has been in continuous operation in the State of Florida for five (5) years or more. In addition, such insurers other than those authorized by Section 440.572 F.S. or Section 624.462, F.S., shall have and maintain throughout the period for which coverage is required, a Best’s Rating of “A-” or better and a Financial Size Category of “VII” or better according to the most recent edition of “Best’s Key Rating Guide” for insurance companies. AAF shall furnish to the Department, not less than fifteen (15) days before the date the insurance is first required to be carried by AAF, and thereafter before the expiration of each policy, true and correct certificates of insurance, using the appropriate ACORD form of certificate or its equivalent, evidencing the coverages required under this Section, with a copy of each policy, if requested by the Department. Such certificates shall provide that should any policies described therein be cancelled before the expiration date thereof, notice will be delivered to the certificate holder by the insurer in accordance with the policy provisions regarding same. Further, AAF agrees that the insurance coverage required hereunder shall not be terminated or modified in any material way without thirty (30) days advance written notice from AAF to the Department.

In the event AAF shall fail to procure insurance required under this Section or fail to maintain the same in full force and effect continuously during the Term of this Agreement and any renewal thereof or fail to meet its obligations with respect to any deductible or self-insured retention amount under this Agreement, the Department shall be entitled, after thirty (30) days prior written notice to AAF of AAF’s default hereunder and AAF’s failure to cure such default within said thirty (30) days, to require AAF to immediately discontinue all construction activities related to the Project and immediately discontinue operation of the Project until AAF has provided the Department reasonably satisfactory evidence that the required insurance has been obtained and the other obligations of AAF under this section have been met. No cessation of construction or operations required by the Department under this section shall relieve AAF or the Department of any of its other obligations under this Agreement.

To the extent permitted by applicable law, the Department and AAF hereby waive all rights against each other, and against the other’s consultants, contractors, subcontractors, sub- subcontractors, agents and employees, for damages covered by property insurance obtained by either in connection with the Property. The property insurance policies obtained by AAF related to the Property from and after the Effective Date shall provide such waivers of subrogation by endorsement or otherwise.

14.         EMINENT DOMAIN. AAF acknowledges and agrees that its relationship with the Department under this Agreement is one of lessor and lessee and no other relationship either expressed or implied shall be deemed to apply to the Parties under this Agreement. Termination of this Agreement by the Department pursuant to the terms of this Agreement for any cause expressly provided for in this Agreement shall not be deemed a taking under any eminent domain or other law so as to entitle AAF to compensation for any interest suffered or lost as a result of termination of this Agreement, including but not limited to (i) any residual interest in the Agreement, or (ii) any other facts or circumstances arising out of or in connection with this Agreement. However, if the Department commences an actual eminent domain proceeding to condemn any or all of AAF’s leasehold interest in the Property under this Agreement, AAF shall have the right to seek just compensation for damages in accordance with applicable law. AAF acknowledges it has no property interest associated with this Agreement under state or federal law other than a leasehold interest under this Agreement. The intent of this section is that: (i) AAF shall not be entitled to assert claims in inverse condemnation or for eminent domain damages, fees, or costs in any action between the Parties that is fundamentally a dispute over the rights and responsibilities of the Parties under this Agreement; but (ii) AAF will be able to fully defend against an purely eminent domain action brought by the Department in which the issues are the Department’s right under the Florida Constitution and applicable Florida Statutes to condemn all or a part of AAF’s leasehold and the compensation AAF may be entitled to as a result of the condemnation. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, it is understood and agreed that AAF has not waived, but rather has expressly reserved, any and all rights, remedies and defenses available to AAF, at law and in equity, in the event that any use, occupancy, or title of the Property, or any part thereof, is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person or authority not a party to this Agreement having the power to do so through eminent domain or other law, including without limitation, the right to seek just compensation for damages arising out of any such taking and the right to seek adequate substitute facilities in accordance with law.

15.          UTILITIES. AAF acknowledges that pursuant to Florida law, AAF’s use of the Property may not interfere with present or future utility needs for the Property.

a.
Accordingly, in accordance with applicable law, AAF shall be responsible, at no cost or expense to the Department, for locating and identifying potential conflicts with any utilities currently located on the Property as of the Effective Date (“Current Utilities”). In the event that any conflicts with Current Utilities are identified, AAF shall make such adjustments in AAF’s use of the Property, at no cost or expense to the Department, so as to avoid the conflict and not disturb the utility without the utility’s consent, with it being understood and agreed that nothing herein shall prevent AAF from negotiating, and completing, the relocation of any such Current Utilities with the owners thereof at no cost or expense to the Department.

b.
For utilities to be installed on the Property pursuant to a Department permit issued after the Effective Date (“Future Utilities”), the Department shall deliver advance written notice to AAF describing, with specificity, the use and location thereof. When the Department receives a completed application for a permit to install Future Utilities, the Department will provide a copy of the completed application to AAF in the manner provided for notice under this Agreement. AAF shall advise the Department in writing of any potential conflicts between the identified Future Utility and the Project that would adversely affect AAF’s use and operation of the Project in any material respect (with it being understood that it is material for AAF to be able to operate, maintain, and improve the Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers) and any specific written objections to the issuance of the permit within ten (10) days of its receipt of the completed application from the Department, for the Department to document appropriate conditions when issuing the permit. AAF shall at the same time provide a copy of its response to the Future Utility permit applicant and the Department’s Maintenance Engineer at the local office identified in the Department’s notice, Access by or through the Department to the Property for any such Future Utilities shall be subject to the terms of Section 5 and Future Utilities shall be installed, permitted, designed, managed, maintained, inspected, repaired and rehabilitated (whether by the Department, the State or third parties) in compliance with the Department’s rules and in accordance with conditions imposed by the Department in accordance with this Agreement to avoid an adverse material effect on AAF’s use and operation of the Project identified by AAF to the Department as provided above in this subsection b.

c.
AAF shall be responsible, at no cost to the Department, for any property damage to (a) any Current Utilities and (b) Future Utilities about which AAF receives advance written notice from the Department (describing, with specificity, the use and location thereof), to the extent caused by AAF’s construction, operation, or maintenance activities on the Property and AAF shall hold the Department harmless pursuant to Section 12 to the extent that Claims of property damage to such Current Utilities and Future Utilities are made by the owners of such utilities arising directly out of any act, error, omission, or negligence of AAF or its employees, agents, contractors, or subcontractors.

d.
Any utilities providing services to AAF shall apply to the Department for a utility permit under Rule Chapter 14-46, F.A.C. to install facilities on the Department’s right-of-way. For purposes hereof, “utility(ies)” shall mean infrastructure such as pipes, wires, pole lines, and appurtenances used to transport or transmit, electricity, steam, gas, water, waste, voice or data communication, cellular service, radio signals, or storm water not discharged onto the Department’s right-of-way or any other installation for which a permit is issued by the Department in accordance with Department rules adopted under Section 337.401, Florida Statutes.

16.           TAXES AND ASSESSMENTS. AAF shall pay and discharge as they become due, promptly and before any delinquency, all lawfully imposed taxes, assessments, rates, charges, license fees, levies, excises or imposts (collectively, “Taxes”), whether general or special, ordinary or extraordinary, of every name, nature, and kind whatsoever imposed as a result of AAF’s use or occupancy of, or conduct of business on or from, the Property or the operation of the Project, including, but not limited to, all governmental charges of whatsoever name, nature, or kind, which may be levied, assessed, or charged, including any ad valorem, personal property, or other potentially applicable tax imposed by virtue of the provisions of law, including, but not limited to Chapters 196 or 212, F.S., that may become a lien or charge on or against the Property, AAF’s interest in the Property, or any part of the Property. If requested by the Department, AAF shall obtain and deliver receipts or duplicate receipts for all Taxes required under this Agreement to be paid by AAF. AAF acknowledges that payment of all Taxes, and any associated interest or penalties paid by AAF, are in addition to any compensation to be provided to the Department under the terms of this Agreement and there shall be no off-sets against the compensation because of payment. Nothing herein shall prevent AAF from challenging any Taxes.

17.           EVENTS OF DEFAULT. Each of the following events is hereby declared an event of default (“Event of Default”):

Event of Default by AAF

a.             Failure to make any payment to the Department when it is due if such failure shall continue for a period of thirty (30) days after receipt of written notice of such failure to pay.

b.             The determination that any warranty, representation or other statement by AAF contained in this Agreement, was known to be false or misleading at the time made in any material respect.

c.             The entry of an order or decree, with the acquiescence of AAF, appointing a receiver for any part of the Project; or if such order or decree, having been entered without the consent or acquiescence of AAF, shall not be vacated or discharged or stayed on appeal within 120 days after the entry thereof.

d.             The institution of any proceeding, with the acquiescence of AAF, for the purpose of effecting a composition between AAF and its creditors or for the purpose of adjusting the claims of such creditors, pursuant to any federal or state statute now or hereafter enacted; or if such proceeding, having been instituted without the consent or acquiescence of AAF, shall not be vacated or discharged or stayed on appeal within 120 days after the institution thereof.

c.              The institution of any bankruptcy, insolvency or other similar proceeding by AAF under federal or state bankruptcy or insolvency law now or hereafter in effect or the failure by AAF to obtain a dismissal within 120 days after filing of any bankruptcy, insolvency or other similar proceeding against AAF under federal or state bankruptcy or insolvency law now or hereafter in effect.

f.              The failure by AAF to complete construction of the Project and begin providing intercity passenger rail service from Miami to Orlando within ten (10) years of the Effective Date of this Agreement (subject to extension for Force Majeure Events).

g.             The failure to operate intercity passenger rail service following commencement of service for a period longer than three (3) consecutive years (subject to extension for Force Majeure Events).

h.             Any failure to comply with the material provisions of this Agreement or failure in the performance or observance of any of the covenants or actions required by this Agreement in any material respects beyond the cure period applicable thereto, if any (a “General Non-compliance Default”), provided, however, that AAF shall have a period of thirty (30) days following receipt of written notice from the Department within which to cure a General Non-compliance Default; provided, however, that if the General Non-compliance Default reasonably requires more than thirty (30) days to cure, AAF shall have an additional reasonable period to cure the General Non-compliance Default so long as AAF commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

Events of Default by Department
Any failure by the Department to comply with the material provisions of this Agreement or failure in the performance or observance of any of the covenants or actions required by this Agreement in any material respects, provided, however, that the Department shall have a period of thirty (30) days following receipt of written notice from AAF within which to cure a default; provided, however, that if the default reasonably requires more than thirty (30) days to cure, the Department shall have an additional reasonable period to cure the default so long as the Department commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

18.        REMEDIES. Upon any Event of Default by AAF, the Department may pursue any available remedy at law or in equity, including:

a.          By mandamus or other proceeding at law or in equity, cause AAF to remit to the Department funds sufficient to enable the Department to cure the Event of Default.

b.          By action or suit in equity, require AAF to account for all moneys owed to the Department pursuant to this Agreement.

c.          By action or suit in equity, seek to enjoin any acts or things which may be unlawful.

d.          By applying to a court of competent jurisdiction, seek to cause the appointment of a receiver to manage the Project, establish and collect fees and charges, and apply the revenues to the reduction of the obligations under this Agreement.

e.          By suing AAF for payment of amounts due, or becoming due, with interest on overdue payments together with all costs of collection, including attorneys’ fees.

Notwithstanding anything to the contrary contained in this Agreement, the Department shall not have the right to terminate or seek to terminate or rescind this Agreement for any Event of Default except for an Event of Default under Section 17.f regarding failure to complete construction or Section 17.g regarding failure to operate (each, a “Termination Event of Default”). Moreover, for a Termination Event of Default, the termination of this Agreement shall be the Department’s exclusive remedy therefor, If the Department elects to terminate this Agreement for a Termination Event of Default, the Department may do so by providing 90 days advance written notice to AAF (subject to the rights of any Leasehold Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28).

Upon any Event of Default by the Department, AAF may pursue any available remedy at law or in equity. AAF may also elect to terminate this Agreement at any time prior to the commencement of construction of the Project on the Property, for any reason or for no reason, by providing 90 days advance written notice to the Department (subject to the rights of any Leasehold Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28). Further, in the event that (x) a lease is executed by and between the Authority and AAF for the use of State Road 528 right-of-way owned by the Authority for the purposes of constructing and operating an intercity passenger rail service between Orlando and Miami, and (y) that lease is terminated, then (z) AAF may elect to terminate this Agreement by providing 90 days advance written notice to the Department (subject to the rights of any Leasehold Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28).

Notwithstanding anything to the contrary in this Agreement, in no event shall AAF or the Department be liable to each other for any indirect, punitive, special or consequential damages (including, but not limited to, loss of profits, interest, earnings or use) whether arising in contract, tort or otherwise. The limitation of remedies provided in the preceding sentence shall survive the expiration or termination of this Agreement.

19.          REMEDIES NOT EXCLUSIVE; DELAY AND WAIVER. Except as otherwise expressly set forth in this Agreement, no remedy conferred upon or reserved to the Department or AAF under this Agreement is exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy. No delay or omission by the Department or AAF to exercise any right or power accruing as a result of an Event of Default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein, and every such right and power may be exercised as often as may be deemed expedient. No waiver of any default under this Agreement shall extend to or affect any subsequent default, whether of the same or different provision of this Agreement, or shall impair consequent rights or remedies.

20.          TERMINATION. Subject to the rights of any Leasehold Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28, upon the termination or the expiration of this Agreement, this Agreement shall end, the obligation to pay Rent shall terminate and the Department and AAF shall have no further obligation or commitment under this Agreement, except as to obligations and commitments that are expressly stated to survive the expiration or termination of this Agreement (including the applicable terms of Sections 2, 6, 12, 18, 22, 23, 28 and 32, such as the provisions of Section 6 that apply to AAF’s option to remove Rail Improvements and other property).

21.          PROHIBITED INTERESTS. Neither AAF nor any of its contractors, subcontractors, or consultants shall enter into any contract with one another, or arrangement in connection with the Project or any property included or planned to be included in the Project, which violates any provision of Chapter 112, Florida Statutes, relating to conflicts of interest and prohibited transactions. AAF shall further diligently abide by all applicable provisions of Florida law regulating AAF with respect to procurement, contracting, and ethics, in all material respects. AAF shall insert in all contracts entered into in connection with the Project subsequent to the date hereof, and shall hereafter require its contractors and consultants to insert in each of their subcontracts the following provision:

“AAF is governed in its contracts and transactions by provisions of Florida law relating to conflicts of interest, prohibited transactions, and ethics in government. All parties to contracts with AAF relating to this project shall familiarize themselves with Chapter 112, Florida Statutes, and with general Florida law regulating ethical requirements, prohibitions, and limitations with respect to procurement and contracts.”

The provisions of this subsection shall not be applicable to any agreement between AAF and its fiscal depositories, or to any agreement for Utility services the rates for which are fixed or controlled by a governmental entity.

22.          ENVIRONMENTAL POLLUTION. Execution of this Agreement constitutes a certification by AAF that the Project will be carried out in conformance with all applicable environmental laws and regulations including those relating to:
(a)	the manufacture, processing, use, distribution, existence, treatment, storage, disposal, generation, and transportation of hazardous substances and pollutants;
(b)	air, soil, surface and subsurface strata, stream sediments, surface water, and groundwater;
(c)	releases of hazardous substances and pollutants;
(d)
protection of wildlife, endangered, and threatened species and species of special concern, wetlands, water courses and water bodies, historical, archeological, and paleontological resources, and natural resources;

(e)	the operation and closure of underground storage tanks (if any) installed by AAF;
(f)	health and safety of employees and other persons with respect to hazardous substances;
(g)	notification, documentation, and record keeping requirements relating to the foregoing; and
(h)	the securing of any applicable permits.

AAF will be responsible for any liability in the event of AAF’s non-compliance with applicable environmental laws or regulations, including the securing of any applicable permits, and for any liability that results from AAF’s (or its contractor’s) failure to exercise due care and take reasonable precautions with respect to any hazardous material or substance or pollution existing on the Property, taking into consideration the characteristics of such hazardous material or substance or pollution, in light of all relevant facts and circumstances, and will reimburse the Department for any loss incurred in connection therewith. If in the course of, and as a result of, construction of the Project remediation of any hazardous material or substance or pollution existing on the Property as of the Effective Date is required by law, AAF shall timely perform, or cause to be performed, such remediation work as is required under applicable law. AAF and the Department shall share equally in the cost of such remediation; provided, however, that if the Department has actual knowledge that any such hazardous material or substance or pollution exists on the Property as of the Effective Date, and the existence thereof was not made known to AAF, in writing, prior to the Effective Date, then the Department shall be responsible to pay the entire cost of the remediation work.

The provisions of this Section 22 shall survive the expiration or earlier termination of this Agreement.

23.          JURY TRIAL WAIVER. AAF AND THE DEPARTMENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. The provisions of this Section 23 shall survive the expiration or earlier termination of this Agreement.

24.          RESTRICTIONS ON TRANSFERS AND PROHIBITION OF ENCUMBRANCES. AAF shall not sublet the Property or any part of the Property, nor assign this Agreement, without the prior written consent of the Department, this Agreement being executed by the Department upon the credit and reputation of AAF. Pursuant to applicable law, including, but not limited to, section 11.066(5), Florida Statutes, the Department’s interest in the Property is not subject to a lien of any kind. Except as provided below, AAF shall not allow any mortgages, liens, or other encumbrances to attach to the Property as a result of the financing or construction of the Project, or use of the Property by AAF and AAF indemnifies and agrees to hold the Department harmless of and from any such encumbrances.

AAF may, without the Department’s consent, effect an assignment or a transfer of an equity interest in AAF as follows (each a “Permitted Transfer”): (i) in connection with a transaction with (A) a parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with AAF; or (B) a successor entity as a result of merger, consolidation, reorganization, or government action; or (ii) any transfer by the member of AAF of a portion of its ownership interests in AAF to an entity provided the member of AAF retains an interest therein. In addition, any change in ownership of the equity interests of AAF as a result of a public offering of stock, and any transfer of the equity interests of AAF by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be an assignment requiring the Department’s consent.

If after completion of construction of the Project and the provision of bona fide passenger rail service to the paying public on the Property for a period of at least three years, AAF requests the Department’s consent in connection with an assignment of this Agreement that is not a Permitted Transfer, the Department’s consent will not be unreasonably withheld if there is no existing uncured Event of Default by AAF and the Department reasonably determines that the proposed transferee is capable of performing the obligations and covenants of AAF under this Agreement, which determination shall be based upon and take into account the following factors: (1)the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Project and performing other relevant projects; (3) whether the proposed transferee, its proposed operator, or any of their respective officers, directors, managers, general partners, or senior management personnel, (a) have been convicted of any felony or misdemeanor involving fraudulent behavior, any violation of state or federal antitrust laws with respect to a public contract, or any violation of any state or federal law involving bribery, collusion, conspiracy, or material misrepresentation with respect to a public contract, or (b) have failed to resolve any material regulatory compliance issue for a sustained period of time; and (4) any law which would prohibit the Department from directly entering into this Agreement with the proposed transferee. Any proposed transferee shall be required to deliver to the Department a certificate in which the proposed transferee makes the representations and warranties covering the matters set forth in Section 31(i) of this Agreement, A transferee must agree to be bound by all the terms and conditions of this Agreement from and after the effective date of the transfer. No transfer shall relieve AAF of its obligations under this Agreement with respect to any period after the Effective Date through the effective date of the transfer.

25.          LEASEHOLD MORTGAGES. AAF may, at its sole cost and expense and without the consent of the Department, execute, deliver and cause or permit to be recorded against AAF’s interest in the Property and AAF’s improvements and facilities on the Property (excluding the Road Improvements), one or more Leasehold Mortgages (as hereinafter defined), if at the time any such Leasehold Mortgage is executed and delivered to the Leasehold Mortgagee, no Event of Default by AAF exists or if an existing Event of Default by AAF will be cured in connection with the Leasehold Mortgage, and upon and subject to the following terms and conditions:

a.          a Leasehold Mortgage may not secure any debt issued by any person other than AAF or for any purpose other than the Project;

b.          no Leasehold Mortgage or other instrument purporting to mortgage, pledge, encumber, or create a lien, charge or security interest on or against any or all of AAF’s interest in the Property shall extend to or affect the fee simple interest in the Property, the Department’s interest hereunder, or the Department’s reversionary interest and estate in and to the Property or any part thereof;

c.          the Department shall have no liability whatsoever for payment of the principal sum secured by any Leasehold Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder, and, except for violation by the Department of the express obligations to the Leasehold Mortgagee set forth in this Agreement and for any remedies of the Leasehold Mortgagee provided by law, the Leasehold Mortgagee shall not be entitled to seek any damages or other amounts against the Department for any or all of the same;

d.          the Department shall have no obligation to any Leasehold Mortgagee in the enforcement of the Department’s rights and remedies herein and by law except as expressly set forth in this Agreement and unless such Leasehold Mortgagee has provided the Department with notice of its Leasehold Mortgage as provided in this Agreement;

e.          each Leasehold Mortgage shall provide that if an event of default under the Leasehold Mortgage has occurred and is continuing and the Leasehold Mortgagee gives notice of such event of default to AAF, then the Leasehold Mortgagee shall give notice of such default to the Department;

f.           subject to the terms of this Agreement and except as specified herein, all rights acquired by a Leasehold Mortgagee under any Leasehold Mortgage shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Department under this Agreement;

g.          while any Leasehold Mortgage is outstanding, the Department shall not agree to any amendment to or modification of this Agreement or agree to a voluntary surrender or termination of this Agreement by AAF without the consent of the Leasehold Mortgagee;

h.          notwithstanding any enforcement of the security of any Leasehold Mortgage, AAF shall remain responsible to the Department for the payment of all sums owing to the Department under this Agreement and the performance and observance of all of AAF’s covenants and obligations under this Agreement;

i.          except as expressly provided in this Agreement, a Leasehold Mortgagee shall not, by virtue of its Leasehold Mortgage, acquire any greater rights or interest in the Property than AAF has at any applicable time under this Agreement;

j.          each Leasehold Mortgagee, the Department and AAF shall enter into a consent agreement in a form acceptable to all parties whereby all parties consent to the assignment of the Leasehold Mortgage to an agent in connection with the financing of the Leasehold Mortgage; provided that such consent agreement shall be in a customary form and shall include the rights and protections provided to the Leasehold Mortgagee in this Agreement. Nothing herein shall obligate the Department to consent to service of process in connection with any legal proceeding brought outside of Florida (or the commencement or prosecution of any legal proceeding brought outside of Florida) or enter into any agreement not governed by Florida law; and

k.          whenever a Leasehold Mortgage exists as to which the Department has been provided notice in accordance with the requirements of this Agreement, and until the obligations of AAF secured by such Leasehold Mortgage have been completely paid and performed and the Leasehold Mortgage has been discharged, the Department shall send to the Leasehold Mortgagee, by certified or registered mail, a true, correct and complete copy of any notice to AAF of a default by AAF under the Agreement at the same time as and whenever any such notice of default shall be given by the Department to AAF, addressed to Leasehold Mortgagee at the address last furnished to the Department by such Leasehold Mortgagee. No notice by the Department shall be deemed to have been given unless and until a copy thereof shall have been so given to and received by Leasehold Mortgagee.

AAF or any Leasehold Mortgagee shall notify the Department in writing of the execution of such Leasehold Mortgage and the name and place for service of notice upon such Leasehold Mortgagee. Upon such notification to the Department that AAF has entered, or is about to enter, into a Leasehold Mortgage, the Department hereby agrees for the benefit of such Leasehold Mortgagee, and within thirty (30) days after written request by AAF, to execute and deliver to AAF and Leasehold Mortgagee an agreement, in a customary form acceptable to all parties which shall include the rights and protections provided to the Leasehold Mortgagee in this Agreement. Nothing herein shall obligate the Department to consent to service of process in connection with any legal proceeding brought outside of Florida (or the commencement or prosecution of any legal proceeding brought outside of Florida) or enter into any agreement not governed by Florida law. Notwithstanding anything in this Agreement to the contrary, if there is more than one Leasehold Mortgagee, only that Leasehold Mortgagee, to the exclusion of all other Leasehold Mortgagees, which AAF or the Leasehold Mortgage first notified the Department of the execution of a Leasehold Mortgage, shall have the rights as a Leasehold Mortgagee under this Agreement, unless such Leasehold Mortgagee has designated in writing another Leasehold Mortgagee to exercise such rights; provided, however, that a notice to the Department of a Leasehold Mortgage may name more than one Leasehold Mortgagee and the rights referred to in this Agreement may extend to all Leasehold Mortgagees named therein if such notice is submitted by a representative of all such Leasehold Mortgagees (which representative may itself be a Leasehold Mortgagee). Any references in this Agreement to the “Leasehold Mortgagee” shall be references to the Leasehold Mortgagee or representative of more than one Leasehold Mortgagee, acting on behalf of such Leasehold Mortgagees, the notice of whose Leasehold Mortgage was earliest received by the Department unless the context otherwise requires.

For purposes hereof, a “Leasehold Mortgage” is a mortgage or other similar security agreements given to any Leasehold Mortgagee of the leasehold interest of AAF hereunder, and shall be deemed to include any mortgage or trust indenture under which this Agreement shall have been encumbered, and including any and all renewals, modifications, advances, additions, and extensions of or to a Leasehold Mortgage. A “Leasehold Mortgagee” is a public or private lending source or institution, federal, state, county or municipal governmental agency or bureau, bank, savings and loan, pension fund, insurance company, real estate investment trust, tax credit syndication entity, or other real estate investment or lending entity, savings bank, whether local, national or international, and/or the holder of any purchase money mortgage given back to a transferor, that is or becomes the holder, mortgagee or beneficiary under any Leasehold Mortgage and the successors or assigns of such holder, mortgagee or beneficiary, and shall be deemed to include, without limitation, the trustee under any such trust indenture and the successors or assigns of such trust. A parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with AAF shall not be a “Leasehold Mortgagee” for the purposes of this Agreement.

26.          LEASEHOLD MORTGAGEE’S RIGHT TO CURE. AAF irrevocably directs that the Department accept, and the Department agrees to accept, performance and compliance by a Leasehold Mortgagee of and with any term, covenant, agreement, provision, condition or limitation on AAF’s part to be kept, observed or performed under the Agreement with the same force and effect as though kept, observed or performed by AAF. Notwithstanding anything provided to the contrary in the Agreement, the Agreement shall not be terminated because of a Termination Event of Default until and unless: (i) notice of any such Termination Event of Default shall have been delivered to Leasehold Mortgagee in accordance with the provisions of this Agreement; and (ii) the Leasehold Mortgagee has not cured such default within ninety (90) days following receipt of such notice or, (iii) if such default is curable but cannot be cured within such time period, the Leasehold Mortgagee has not notified the Department within such time period that it intends to cure such default, has not diligently commenced to cure such default, or does not prosecute such cure to completion within one hundred eighty (180) days.

Furthermore, notwithstanding anything to the contrary contained herein, if Leasehold Mortgagee determines to foreclose or cause its designee to foreclose the Leasehold Mortgage or to acquire or cause its designee to acquire AAF’s interest in the Property or to succeed or cause its designee to succeed to AAF’s possessory rights with respect to the Property or to appoint a receiver before it effectuates the cure of any AAF default, the cure periods set forth above shall be extended by any period during which foreclosure proceedings, or legal proceedings to succeed to AAF’s possessory rights, or proceedings to appoint the receiver are conducted, as the case may be. Any such proceedings shall be commenced promptly after the notice of default is delivered to Leasehold Mortgagee and shall be diligently prosecuted. Promptly after Leasehold Mortgagee or a designee of Leasehold Mortgagee acquires the Property pursuant to foreclosure proceedings or otherwise or succeeds to AAF’s possessory rights or promptly after a receiver is appointed, as the case may be, Leasehold Mortgagee or its designee shall cure said default.

27.          RIGHTS OF A LEASEHOLD MORTGAGEE. The Department hereby consents to the following rights of a Leasehold Mortgagee, and agrees that a Leasehold Mortgage may contain provisions for any or all of the following:

(a)          An assignment of AAF’s share of the net proceeds from available insurance coverage or from any award or other compensation resulting from a total or partial taking of the Property by condemnation (including a Leasehold Mortgagee’s right to disburse such proceeds in accordance with the terms of the Leasehold Mortgage);

(b)          The entry by Leasehold Mortgagee upon the Property, upon reasonable notice to the Department and AAF as necessary to insure the safety of the Project operations and the safety of the travelling public, to view the state of the Property;

(c)          A default by AAF under the Agreement being deemed to constitute a default under the Leasehold Mortgage;

(d)          An assignment of AAF’s right, if any, to terminate, cancel, modify, change, supplement, alter, renew, or amend the Agreement;

(e)          The following rights and remedies (among others) to be available to Leasehold Mortgagee upon the default under any Leasehold Mortgage:

(i)          The foreclosure of the Leasehold Mortgage pursuant to a power of sale, by judicial proceedings or other lawful means and the sale of AAF’s interest in the Property to the purchaser at the foreclosure sale and a subsequent sale or transfer of AAF’s interest in the Property by such purchaser if the purchaser is a Leasehold Mortgagee or its nominee or designee; provided however, that the right of a Leasehold Mortgagee to sell or transfer AAF’s interest in the Property will be subject to:

(A)          the proposed transferee (unless it is the Leasehold Mortgagee or its designee or nominee) entering into an agreement with the Department, in form and substance reasonably satisfactory to the Department, wherein the transferee acquires the rights and assumes the obligations of AAF and agrees to perform and observe all of the obligations and covenants of AAF under this Agreement;

(B)          the proposed transfer, and subsequent operation of the Project, being permitted by applicable law and being permitted by the applicable rules and regulations of all entities having jurisdiction over the Project, including, but not limited to, the FRA; and

(C)          the Department’s reasonable determination that the proposed transferee (unless it is the Leasehold Mortgagee or its designee or nominee) is capable of performing the obligations and covenants of AAF under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Project and performing other relevant projects; (3) the background and reputation of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, each of their respective officers, directors and employees and each of their respective affiliates (including the absence of criminal, civil or regulatory claims or actions against or initiated by any such person and the quality of any such person’s past or present performance on other projects).

(ii)          The appointment of a receiver, irrespective of whether a Leasehold Mortgagee accelerates the maturity of all indebtedness secured by the Leasehold Mortgage;

(iii)         The right of a Leasehold Mortgagee or the receiver appointed under subparagraph (ii) above to enter and take possession of the Property, to manage and operate the Project, to collect the income generated by the Project or the operation thereof and to cure any default under the Leasehold Mortgage or any default by AAF under the Agreement; or

(iv)          An assignment of AAF’s right, title and interest under the Agreement and to any deposit of cash, securities or other property which may be held to secure the performance of all obligations of AAF to the Leasehold Mortgage, including, without limitation, the covenants, conditions and agreements contained in the Leasehold Mortgage, in the premiums for or dividends upon any insurance provided for the benefit of any Leasehold Mortgagee or required by the terms of the Agreement, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Property, whether paid or to be paid;

(f)          If the ownership of the fee and leasehold interests of the Property become vested in the same person or entity, then as long as the Leasehold Mortgage shall remain outstanding, at Leasehold Mortgagee’s option, such occurrence shall not result in a merger of title. Rather, this Agreement and the Leasehold Mortgage lien thereon shall remain in full force and effect; and

(g)          The Leasehold Mortgage may be assigned by Leasehold Mortgagee in accordance with its terms.

During any period in which the Leasehold Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner, or is in control or possession of, AAF’s interest in the Property, it shall be bound by all liabilities and obligations of AAF accruing under this Agreement during such period. Once the Leasehold Mortgagee goes out of possession or control of AAF’s interest in the Property or transfers AAF’s interest in the Property to another person in accordance with the provisions of this Agreement, the Leasehold Mortgagee shall cease to be responsible for any of AAF’s obligations under this Agreement accruing thereafter, and to the extent assumed by any transferee or any other person reasonably acceptable to the Department, for any of AAF’s obligations under this Agreement accrued during the period in which the Leasehold Mortgagee itself or by an agent or a receiver and manager was the owner, or was in control or possession of, AAF’s interest in the Property, and shall cease to be entitled to any of AAF’s rights and benefits contained in this Agreement, except, if the Leasehold Mortgage remains outstanding, by way of security.

28.          NEW LEASE AFTER TERMINATION. If the Agreement is terminated for any reason or is extinguished for any reason (including without limitation a rejection of this Agreement in a bankruptcy or other insolvency proceeding), the Leasehold Mortgagee may elect to demand a new lease of the Property (the “New Agreement”) by written notice to the Department within thirty (30) days after such termination. The Department agrees, if there are outstanding obligations of AAF to the Leasehold Mortgagee, to enter into a new lease agreement of the Property with the Leasehold Mortgagee (or its designee or nominee; provided that such designee or nominee either is controlled by the Leasehold Mortgagee or meets the requirements of Section 27(e)(i)(B) and (C)) for the remainder of the Term of this Agreement upon all of the covenants, agreements, terms, provisions and limitations of this Agreement (the “New Agreement”), effective as of the date of such termination. The Department’s obligation to enter into a New Agreement pursuant to the preceding sentence is subject to the following requirements, conditions, and provisions:

(a)          The New Agreement shall be for the remainder of the Term of the Agreement, effective on the date of termination, and shall contain the same covenants, agreements, conditions, provisions, restrictions and limitations as are then contained in the Agreement.

(b)          The New Agreement shall be executed by the parties within thirty (30) days after receipt by the Department of notice of Leasehold Mortgagee’s or such other acquiring person’s election to enter into a New Agreement.
(c)          Any New Agreement and the leasehold estate created thereby shall, subject to the same conditions contained in the Agreement, continue to maintain the same priority as the Agreement with regard to any Leasehold Mortgage or any other lien, charge or encumbrance affecting the Property. Concurrently with the execution and delivery of the New Agreement, the Department shall assign to the tenant named therein all of its right, title and interest in and to moneys, if any, then held by or payable to the Department which AAF would have been entitled to receive but for the termination of the Agreement.
(d)          If AAF refuses to surrender possession of the Property, the Department shall, at the request of Leasehold Mortgagee or such other acquiring person, institute and pursue diligently to conclusion the appropriate legal remedy or remedies to oust or remove AAF and all other occupants who are not authorized to remain in possession hereunder. Any such action taken by the Department at the request of Leasehold Mortgagee or such other acquiring person shall be at Leasehold Mortgagee’s or such other acquiring person’s sole expense.

The provisions of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.          LANDLORD’S LIENS. In order to facilitate a Leasehold Mortgage as well as other financing by AAF for trade fixtures and equipment, the Department hereby waives and releases any statutory, constitutional, and/or contractual liens against the assets or property of AAF. Although such waiver and release is hereby deemed to be automatic and self-executing, the Department agrees to execute and deliver to AAF within thirty (30) days following request therefor such waivers and confirmations as AAF may request to evidence the foregoing waiver and release, as well as consents to assignment that may be reasonably requested.

30.          CONCESSIONS. As part of AAF’s operation of the Project, AAF, without the Department’s consent, may elect to enter into concession and similar agreements for various services to be provided as part of the Project, including without limitation, food and beverages, and Wi-Fi.

31.          REPRESENTATIONS.

(i)           AAF warrants, represents and covenants that:

a.           AAF is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business in the State.

b.           AAF has full power and authority to enter into this Agreement and to comply with the provisions of this Agreement.

c.          This Agreement has been duly authorized, executed and delivered by AAF and constitutes a valid and legally binding obligation of AAF, enforceable against AAF in accordance with the terms hereof.

d.          No consent is required to be obtained by AAF from, and no notice or filing is required to be given by AAF to or made by AAF with, any person (including any Governmental Authority) in connection with the execution, delivery and performance by AAF of this Agreement, The foregoing does not apply to the necessary licenses, permits, and other approvals to be applied for by AAF in connection with the Project.

c.          AAF currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

f.          There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court or public body, pending or, to the best of AAF’s knowledge, threatened, which seeks to restrain or enjoin AAF from entering into or complying with this Agreement.

g.          That the execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which AAF is a party or by which AAF may be bound.

(ii)         The Department warrants, represents and covenants that:

a.          The Department has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof. The Department has approved the execution and delivery of this Agreement and authorized the performance of its obligations hereunder.

b.          This Agreement has been duly authorized, executed and delivered by the Department and constitutes a valid and legally binding obligation of the Department, enforceable against the Department in accordance with the terms hereof.

c.          No consent is required to be obtained by the Department from, and no notice or filing is required to be given by the Department to or made by the Department with, any person (including any Governmental Authority) in connection with the execution, delivery and performance by the Department of this Agreement.

d.          The Department has owned and maintained the Property in compliance, in all material respects, with all applicable laws and the Department is not in breach of any applicable law that would have a material adverse effecton the Property or this Agreement.

e.          There is no action, suit or proceeding, at law or in equity, or before or by any governmental authority, pending nor, to the best of the Department’s knowledge, threatened against the Department which would (i) have a material adverse effect on the Property or (ii) materially affect the validity or enforceability of this Agreement.

f.          There are no pending or threatened claims known to the Department arising out of hazardous substances or otherwise arising under environmental laws that could have a material adverse effect on the Property or this Agreement.

g.          To the best of the Department’s knowledge, there have not been any environmental enforcement actions in the past and none are threatened or pending that could have a material adverse effect on the Property or this Agreement.

h.          The Department currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

i.           The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which the Department is a party or by which the Department may be bound.

32.         MISCELLANEOUS.

a.          AAF acknowledges that it has reviewed this Agreement, is familiar with its terms, and has adequate opportunity to review this Agreement with legal counsel of AAF’s choosing. AAF has entered this Agreement freely and voluntarily. The Department acknowledges that it has reviewed this Agreement, is familiar with its terms, and has adequate opportunity to review this Agreement with legal counsel of the Department’s choosing. The Department has entered this Agreement freely and voluntarily, This Agreement contains the complete understanding of the Parties with respect to the subject matter of this Agreement. All prior understandings and agreements, oral or written, made between the Parties are merged in this Agreement, which alone, fully and completely expresses the agreement between the Department and AAF with respect to the terms of this Agreement. No modification, waiver, or amendment of this Agreement or any of its conditions or provisions shall be binding upon the Department or AAF unless in writing and signed by both Parties.

b.             By execution of the Agreement, AAF represents that it has not paid and, also, agrees not to pay, any bonus or commission for the purpose of the lease contemplated by this Agreement in violation of applicable law.

c.             AAF shall be solely responsible for all bills for electricity, lighting, power, gas, water, telephone, or any other utility or service used by AAF on the Property for the Project. The Department is responsible for any such utility bills for the Road Improvements and for installations of the Department that may be located on the Property.

d.             Nothing in this Agreement or in any documents executed pursuant to the terms of this Agreement shall be construed as a waiver or attempted waiver by the Department of its sovereign immunity in tort under the Constitution and laws of the State of Florida.

e.             This Agreement is governed by the laws of the State of Florida, and any applicable laws of the United States of America. Venue for any action arising under this Agreement shall be in Leon County, Florida.

f.              If any term or provision of this Agreement is found to be invalid, illegal, or unenforceable, the remainder of this Agreement will remain in full force and effect. The Department and AAF shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provision.

g.             AAF shall be in full compliance with this Agreement and all applicable federal, state, and local laws, rules, or regulations in effect now or in the future, and applicable judicial or administrative decisions having the effect of law, of any governmental authority having jurisdiction over the Property. If any governmental entity with jurisdiction over AAF, other than the Department, renders an administrative decision or has rendered in its favor a judicial decision having the effect of law, that AAF’s operation on the Property is out of compliance with its applicable laws, rules, or regulations, such noncompliance will constitute a default under this Agreement (subject to applicable notice and cure periods, and subject to AAF right to contest and/or appeal any such decision).

h.             AAF shall allow public access to all documents, papers, letters or other materials, made or received by AAF in connection with this Agreement and the lease of the Property, to the extent such access is required because such documents, papers, letters or other materials are subject to the provisions of s. 24(a) of the State Constitution or Chapter 119, F.S.

i.              The headings used herein are for convenience of reference only and shall not constitute a part hereof or affect the construction or interpretation hereof.

j.              All vehicles required by AAF to service, supply, inspect, or otherwise conduct its operations, including vehicles operated by employees or suppliers and distributors, commuting to and from the Property shall pay such tolls as are of general applicability to the public.

k.             No affixed, third-party advertising signs of any kind are permitted on the Property. Signs affixed to the train, signs advertising the Project and facilities and services provided as part of the Project, as well as construction and similar financing signs, shall not be deemed to violate this paragraph, however no signs may be affixed to the Property except in compliance with the provisions of chapter 479, Florida Statutes as applicable.

1.             AAF agrees and warrants that in the performance of this Agreement, it will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, sex, religion, or national origin in any manner prohibited by the laws of the United States or the State of Florida applicable to AAF. The Department shall consider AAF’s knowing employment of unauthorized aliens in violation of Section 274(e) of the Immigration and Nationalization Act to be a default under this Agreement.

m.           This Agreement shall not create any third party beneficiary under this Agreement, nor shall this Agreement authorize anyone not a party to this Agreement to maintain a suit against the Department or AAF pursuant to the terms of this Agreement.

n.            All Exhibits attached to this Agreement are incorporated in this Agreement.

o.            All notices, demands, or other writing required to be given, made, or sent, or which may be given, made, or sent, by either party to the other, shall be deemed to have been fully given, made, or sent when made in writing and either personally delivered by hand, overnight courier, or deposited in the United States mail, registered certified and postage prepaid, and sent to the following:

To Department:
State of Florida, Department of Transportation
Secretary
605 Suwannee Street, Tallahassee, FL 32399

With a copy to:
State of Florida, Department of Transportation
General Counsel
605 Suwannee Street, M.S. 58, Tallahassee, FL 32399

To AAF:
All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4thFloor, Coral Gables, FL 33134
Attention: P. Michael Reininger

With copies to:
All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4thFloor, Coral Gables, FL 33134
Attention: Kolleen O. P. Cobb

Akerman Senterfitt
350 East Las Olas Boulevard, Suite 1600, Fort Lauderdale, FL 33301
Attention: Eric D. Rapkin

p.             This Agreement may be executed in two or more counterparts and duplicate originals which have been signed and delivered by each of the Parties (a party may execute a copy of this Agreement and deliver it by e-mail transmission; provided, however, that any such party shall promptly deliver an original signed copy of this Agreement).

q.            “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

r.              Each of the Parties shall, from time to time, upon thirty (30) days’ written request, provide to the requesting party or any other person identified by the requesting party with an estoppel certificate stating whether the other party is in default hereunder, whether this Agreement is in full force and effect, whether this Agreement has been modified, and containing such other certifications as may be reasonably requested.

s.             AAF shall have access to the Property 24 hours per day, 7 days per week, 365 days per year.

t.              This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The Department intends to transfer fee ownership of the Property, along with fee ownership of the remainder of those portions of State Road 528 owned by the Department, to Florida’s Turnpike Enterprise, an enterprise and budget entity within the Department, after the Effective Date of this Agreement. Upon transfer, State Road 528 will be part of the Turnpike system, and the toll revenues derived therefrom will be pledged to the repayment of revenue bonds issued by the Department from time to time which are secured by a pledge of the revenues of the entire Turnpike system. Unless required by law or government rule or regulation, the Department will not convey fee title to any portion of the Property to any other person not a unit of the executive branch of the government of the State of Florida.

u.             This Agreement may be recorded in any public records.

v.             The provisions of subsections d, e, h, and m of this Section 32 shall survive the expiration or earlier termination of this Agreement.

33.           FORCE MAJEURE EVENTS. Notwithstanding anything to the contrary contained in this Agreement, should any fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general unavailability of materials, strike, slowdown, labor dispute, governmental laws or regulations, delays caused by the other party to this Agreement, or other occurrence beyond AAF’s or the Department’s control (“Force Majeure Event”) prevent performance of this Agreement in accordance with its provisions, provided that such event does not arise by reason of the negligence or misconduct of the performing party, performance of this Agreement by either party shall be suspended or excused to the extent commensurate with such occurrence.

34.           REASONABLENESS. Unless this Agreement specifically provides for the granting of consent or approval at a party’s sole discretion, then consents and approvals which may be given or requested by a party under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with specificity its reasons for such disapproval.

35.           EXCLUSIVE PASSENGER RAIL USE. Notwithstanding the rights expressly reserved to the Department in this Agreement in connection with the Department’s use of the Property, in no event shall the Department enter into any other lease or agreement for (a) all or any part of the Property which would expressly allow or permit any such property to be utilized for purposes of providing passenger rail service between Orlando and any point(s) in Palm Beach County, Broward County, and/or Miami-Dade County, or (b) except as otherwise required by law or act of the Legislature, any other portion of the right-of-way owned by the Department, or any other Department property which would expressly allow or permit any such property to be utilized for purposes of providing passenger rail service between Orlando and any point(s) in Palm Beach County, Broward County, and/or Miami-Dade County. This restriction shall not be construed to prohibit the establishment of any passenger rail service (including commuter service) that does not connect Orlando to any points in Palm Beach County, Broward County, and/or Miami-Dade County. The covenants of the Department expressed in this section shall not be construed to restrict the use by a third patty of any property other than the Property that is currently owned by the Department, but which hereafter is sold, transferred, or otherwise conveyed by the Department to a third party under applicable provisions of law permitting the sale and transfer of property which the Department determines is not needed for a transportation facility. A determination by a court or other governmental agency with jurisdiction over the subject matter that the covenants of the Department expressed in this section are: (i) wholly or partially void or unenforceable; (ii) otherwise in excess of the Department’s statutory authority; or (iii) otherwise not controlling on the State of Florida, the Department, or its successors, shall not constitute an Event of Default by the Department and neither the State nor the Department shall have any liability to AAF, any Leasehold Mortgagee, or any other person as a result thereof.

[Signatures follow on the next page.]

The Parties have executed this Agreement effective as of the Effective Date.

DEPARTMENT

State of Florida, Department of Transportation
Witnesses:

By:	/s/ Ananth Prasad
Ananth Prasad, P.E., Secretary
/s/ Sondra Gaczewski
		Print Name:	Sondra Gaczewski

Legal Review:		/s/ Cecile Del Moral
		Print Name:	Cecile Del Moral
/s/ [ILLEGIBLE]

STATE OF FLORIDA	)
)ss:
COUNTY OF LEON	)

The foregoing instrument was acknowledged before me this 31stday of May, 2013, by Ananth Prasad, P.E., as Secretary of the State of Florida, Department of Transportation, on behalf of the State of Florida, Department of Transportation. He is personally known to me.

/s/ JENNIFFER L. PARFITT
Notary Public	JENNIFFER L. PARFITT	Notary Public
State of Florida	MY COMMISSION # DD902494	Print name:	JENNIFFER L. PARFITT
EXPIRES: August 4, 2013
	Bonded Thru Budget Notary Services	My commission expires:

AAF

All Aboard Florida – Operations LLC, a Delaware limited liability company
Witnesses:

By:	/s/ P. Michael Reininger
P. Michael Reininger, President
/s/ Lisette Goyanes
		Print Name:	Lisette Goyanes

Legal Review:		/s/ Betty Fernandez
		Print Name:	Betty Fernandez
/s/ [ILLEGIBLE]

STATE OF FLORIDA	)
)ss:
COUNTY OF Miami-Dade	)

The foregoing instrument was acknowledged before me this 27 day of June, 2013, by P. Michael Reininger, as President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He is personally known to me or produced a valid driver’s license as identification.

/s/ Lisette Goyanes
Notary Public	LISETTE GOYANES	Notary Public
State of Florida	MY COMMISSION #EE013879	Print name:	Lisette Goyanes
EXPIRES: OCT 02, 2014
	Bonded through 1st State Insurance	My commission expires: 10.2.2014